Exhibit 10.10

CONFIDENTIAL – INDICATIVE TERM SHEET
Series A Non-Redeemable Convertible Preferred Stock

This binding term sheet (this “Term Sheet”), dated effective as of June 3, 2026, summarizes the principal terms of a proposed private placement (the “Transaction”) of Series A Non-Redeemable Convertible Preferred Stock of DevvStream Corp. (the “Company”) to EEME Energy SPV I, LLC (the “Investor”). Note: this security is intended to qualify as permanent equity under U.S. GAAP.

Notwithstanding the foregoing, the undersigned parties acknowledge and agree that (i) this Term Sheet is intended to and shall be binding upon each of them as of the date hereof to the extent provided herein, and (ii) until this Term Sheet is terminated in accordance with its terms, each of them will use its commercially reasonable efforts, in good faith, to complete due diligence, memorialize the Transaction and other arrangements effectuated hereby.

This Term Sheet is intended for the sole use of the parties. This information does not purport to be a complete description of the Transaction. This Term Sheet does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Security: Series A Non-Redeemable Convertible Preferred Stock

Investment Amount: $6,000,000

Closing: One or more closings on mutually agreed date(s)

Use of Proceeds: The Company will use $5,000,000 of net proceeds to fund the Company’s investment in equity and/or debt securities of Southern Energy Renewables, Inc. (the “Southern Securities”), as agreed by the parties, including capitalization of Southern or its subsidiaries and funding of project development expenditures. The Company may use the remainder of the proceeds ($1,000,000) from this investment for general working capital purposes, in its discretion. Note: This investment is intended to partially satisfy Southern’s minimum capital commitment requirement.

Initial Deposit. The Company acknowledges receipt of $1,500,000 from Investor (the “Deposit”), which shall be applied on a dollar-for-dollar basis toward the aggregate purchase price of the $6,000,000 Series A Non-Redeemable Convertible Preferred Stock financing at the closing of the Transaction. The balance shall be funded in one or more subsequent closings on mutually agreeable dates. Except as otherwise agreed by the parties in definitive documentation, the Deposit shall be non-refundable and credited as part of the Investor’s subscription for Series A Non-Redeemable Convertible Preferred Stock.

Ranking: Senior to common stock as to dividends and liquidation; junior to all indebtedness; pari passu with any future preferred not designated senior. Perpetual; no mandatory redemption, maturity, sinking fund, or repurchase obligation. Liquidation Preference - Original Issue Price plus declared but unpaid dividends, payable prior to common stock. Non-participating.

Dividends: Non-cumulative; payable only if, when, and as declared by the Company’s board of directors (the “Board”); payable in cash or common stock at the Company’s election. The dividend rate shall be determined by the Parties as part of the negotiation of the definitive documentation for the Transaction and shall be compounded annually.

Conversion: Convertible at holder’s option at any time after the earlier of (X) the closing of the transactions contemplated by that certain Business Combination Agreement (as may be amended, supplemented, restated and/or otherwise modified from time to time, the “BCA”), dated as of April 13, 2026, by and among XCF Global, Inc. (“XCF”), the Company, Southern Energy Renewables Inc., a Louisiana corporation, DevvStream Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of XCF Global and Southern Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of XCF Global and (B) the termination of the BCA, at a conversion price based on (a) the five-day VWAP of XCF common stock during the five trading days immediately following the closing of the transactions contemplated by the BCA and (b) the five-day VWAP of the Company common shares during the five trading days immediately following the termination of the BCA, as applicable and as further set forth in definitive documents, subject to customary adjustments. Automatic conversion only upon (i) the closing of a change of control transaction, including the BCA, or (ii) the approval of holders of a majority of the Series A Non-Redeemable Convertible Preferred Stock following the termination of the BCA. Settlement shall be solely in shares of the Company’s common stock or, if the BCA is successfully consummated, XCF common stock, at the Company’s election, and in no event shall the Company be required to deliver a variable dollar value or to settle in cash or other assets, including as a result of any failure to obtain stockholder approval or to maintain sufficient authorized shares.

Protective Provisions: The Investor shall not be entitled to vote, other than to vote as a separate class on any matters that adversely affect the rights, preferences, or privileges of the Preferred Shares, including, without limitation, any amendments to Series A Non-Redeemable Convertible Preferred Stock terms, issuance of senior securities, liquidation or sale of substantially all assets, parity or junior dividends, or equity redemptions (other than employee programs).

Transfer / Registration: Issued pursuant to securities law exemptions; customary transfer restrictions; customary piggyback registration rights.

Issuer Call Right: Where agreed in definitive documentation, the Company may have an optional right to repurchase the Series A Non-Redeemable Convertible Preferred Stock at the Company’s election. The parties expect that any such repurchase right would be structured to preserve equity classification under U.S. GAAP and, if exercised, could be effected through non-cash, in-kind arrangements—including, as appropriate, the cancellation, return, or transfer back to the Company of some or all of the Southern Securities.

Public Listing Exploration (Investor Right) At the Investor’s request, the Company will use commercially reasonable efforts to evaluate and explore a public listing or other public liquidity pathway for the Series A Non-Redeemable Convertible Preferred Stock (or a successor security), including, as appropriate, pursuing CUSIP/ticker and DTC eligibility and preparing any related listing and/or registration materials. Any such listing or liquidity transaction will be subject to Board approval, applicable regulatory and exchange requirements, market conditions, and definitive documentation, and the Company will have no obligation to consummate a listing. Cost allocation for external third-party fees (exchange, DTC/transfer agent, outside counsel/advisors) will be set forth in the definitive documentation.

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IN WITNESS WHEREOF, each Party has caused this Term Sheet to be signed and delivered as of the date first written above.

DEVVSTREAM CORP.

By: /s/ Sunny Trinh

Name: Sunny Trinh

Title: CEO

EEME Energy SPV I LLC

By: /s/ Majique Ladnier

Name: Majique Ladnier

Title: Managing Member